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January 9, 1997


Board of Directors
American Savings Bank of Danville
714 North Vermilion Street
Danville, IL  61832

and

Board of Directors
Vermilion Bancorp, Inc.
714 North Vermilion Street
Danville, IL  61832

Ladies and Gentlemen:

You have requested that we provide you with our opinion as to certain State of Illinois income tax consequences to Vermilion Bancorp, Inc. ("Holding Company") and American Savings Bank of Danville ("Savings Bank") with respect to the proposed conversion of Savings Bank to an Illinois-chartered stock savings bank (hereafter, the "Stock Bank"). Our opinion is based solely upon information included in the Prospectus involving the conversion of Savings Bank and the federal tax opinion letter (the "Opinion Letter") issued by legal counsel Elias, Matz, Tiernan & Herrick, LLP (including Savings Bank management's representation letter).

                                SCOPE OF OPINION

You have advised us that the Prospectus and the Opinion Letter provide an accurate and complete description of the facts and circumstances surrounding the proposed transaction, and we have made no independent inquiry into them.

The opinions expressed herein are rendered only with respect to the specific matters discussed, and we express no opinion with respect to any of the federal or legal aspects of the transactions. If any of the facts, circumstances, or representations contained in the Prospectus or the Opinion Letter are not entirely complete or accurate, it is imperative that

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Board of Directors
American Savings Bank of Danville
Vermilion Bancorp, Inc.
Page 2


we be informed immediately, as such an inaccuracy could have a material effect upon our conclusions.

                          STATE OF ILLINOIS TAX OPINION

Section 102 of the State of Illinois Income Tax Act (the "Act") provides that, except as otherwise expressly stated or clearly appearing from the context, any term used in the Act shall have the same meaning as when used in a comparable context in the United States Internal Revenue Code of 1986 (the "IRC") or any successor law or laws relating to federal income taxes in effect for such taxable year. Further, Section 403 of the Act states, "To the extent not inconsistent with the provisions of this Act--each person making a return under this Act shall take into account the items of income, deduction, and exclusion on such return in the same manner and amounts as reflected in such person's federal income tax return for the same taxable year."

The Act contains no provisions which alter the consequences of a "reorganization transaction" pursuant to IRC Section 368 in determining State of Illinois income tax liability (including transactions similar to the proposed transaction involving Holding Company, Savings Bank, and Stock Bank). Accordingly, it is our opinion that under State of Illinois income tax law:

     The conversion of Savings Bank from an Illinois-chartered mutual savings bank to an Illinois-chartered stock savings bank will constitute a reorganization transaction within the meaning of IRC Section 368(a)(1)(F). Accordingly, neither Savings Bank nor Stock Bank will recognize any gain/loss as a result of such conversion transaction. Savings Bank and Stock Bank will each be a "party to a reorganization" within the meaning of IRC Section 368(b).

     Stock Bank will not recognize gain/loss upon the receipt of money and other property, if any, in exchange for shares of its common stock.

     No gain or loss will be recognized by Holding Company upon the receipt of money in exchange for the issuance of stock in the proposed transaction.

     The basis of Savings Bank's assets in the hands of Stock Bank will be the same as the basis of those assets in the hands of Savings Bank immediately prior to the transaction.

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Board of Directors
American Savings Bank of Danville
Vermilion Bancorp, Inc.
Page 3


     Stock Bank's holding period of the assets of Savings Bank will include the period during which such assets were held by Savings Bank prior to the proposed conversion transaction.

     No gain or loss will be recognized by the depositors of Savings Bank on the issuance to them of withdrawable deposit accounts of Stock Bank plus interests in the liquidation account of Stock Bank in exchange for their deposit accounts.

     A depositor's basis in the savings deposits of Stock Bank will be the same as the basis of his or her savings deposits in Savings Bank.

     The basis of Holding Company stock to its shareholders will equal the purchase price thereof.

     A Holding Company shareholder's holding period for stock acquired in connection with the proposed conversion transaction through the exercise of the nontransferable subscription rights shall begin on the date on which the subscription rights are exercised.

                                    * * * * *

We consent to the inclusion of this opinion as an exhibit to the Form AC of American Savings Bank of Danville and Form SB-2 Registration Statement of Vermilion Bancorp, Inc., and the references to and summary of this opinion in such Form AC and Form SB-2 Registration Statement.

Sincerely,

GEO. S. OLIVE & CO. LLC



David R. Stafseth, CPA
Member of the Firm
217-429-2411